Exhibit (a)(1)(D)

Offer To Purchase for Cash
All Outstanding Shares of Common Stock
of
Applica Incorporated
at
$6.50 Net Per Share
by
Apex Acquisition Corporation,
an indirect, wholly owned subsidiary
of
NACCO Industries, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON TUESDAY, JANUARY 16, 2007, UNLESS THE OFFER IS EXTENDED.

December 15, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Apex Acquisition Corporation, a Florida corporation (“Purchaser”) and an indirect, wholly owned subsidiary of NACCO Industries, Inc., to act as Dealer Manager in connection with Purchaser’s offer to purchase all outstanding shares of common stock (the “Shares”) of Applica Incorporated, a Florida corporation (the “Company”) at a purchase price of $6.50 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in Purchaser’s Offer To Purchase, dated December 15, 2006, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

1.      Offer To Purchase, dated December 15, 2006.

2.      Letter of Transmittal to tender Shares for your use and for the information of your clients, together with Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, which provide information relating to backup federal income tax withholding. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.      Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer To Purchase can be completed on a timely basis.

4.      A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.      Return envelope addressed to the Depositary (as defined in the Offer To Purchase).

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, January 16, 2007, unless the Offer is extended.

Please note the following:

1.      The tender price is $6.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer To Purchase.

2.      The Offer is conditioned upon, among other things, (i) there being validly tendered, and not properly withdrawn prior to the expiration of the Offer, a number of Shares which constitute a majority of the outstanding Shares, calculated on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer, excluding, in each case, the Shares beneficially owned by NACCO and its affiliates; (ii) the board of directors of the Company having irrevocably taken all action necessary to render Sections 607.0901 and 607.0902 of the Florida Business Corporation Act inapplicable to Purchaser and to the acquisition by Purchaser of the Shares pursuant to the Offer; and (iii) either (A) the Agreement and Plan of Merger, dated as of October 19, 2006 (the “Harbinger Agreement”), by and among the Company and certain entities affiliated with Harbinger Capital Partners having been terminated or (B) a court of competent jurisdiction having entered an order satisfactory to Purchaser that the Harbinger Agreement is not legally valid and binding on the Company. The Offer is also subject to certain other conditions contained in the Offer To Purchase, but is not subject to any financing contingency.

3.      The Offer is being made for all of the outstanding Shares.

4.      Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent (as defined in the Offer To Purchase) or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required tax identification information is provided. See Instruction 10 of the Letter of Transmittal.

5.      The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, January 16, 2007, unless the Offer is extended.

6.      Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for Shares (the “Share Certificates”) or a timely Book-Entry Confirmation (as defined in the Offer To Purchase) with respect to such Shares pursuant to the procedures set forth in Section 3 of the Offer To Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of book-entry transfers, an Agent’s Message (as defined in the Offer To Purchase)), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when Share Certificates for or Book-Entry Confirmations of such Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser because of any delay in making any payment.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfers, an Agent’s Message) and any other required documents should be sent to the Depositary and (ii) either Share Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer To Purchase.

If shareholders wish to tender their Shares, but it is impracticable for them to forward the Share Certificates for such Shares or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer To Purchase. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer To Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary, as described in the Offer To Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of the Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to UBS Securities LLC, the Dealer Manager, or MacKenzie Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer To Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

Very truly yours,

UBS Securities LLC

Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Purchaser, the Company, the Dealer Manager, the Information Agent, the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.